Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Investors: Bill Horning (925) 658-6193
Media: Beth Haiken (925) 658-6192

The PMI Group, Inc. Announces Accelerated Stock Buyback Program

Walnut Creek, CA, August 24, 2006 – The PMI Group, Inc. (NYSE: PMI) today announced that it has entered into an accelerated stock buyback program with Goldman, Sachs & Co. Under the terms of the agreement, PMI will purchase shares of its common stock from Goldman Sachs for an aggregate purchase price of up to $345 million. The number of common shares to be purchased will be determined at the conclusion of the program. PMI is acquiring these common shares as part of its previously announced $400 million share repurchase program.

The number of common shares to be repurchased under the accelerated stock buyback program generally will be based on the volume weighted average share price of PMI’s common stock during the term of the program. The program is subject to collar provisions that will establish minimum and maximum numbers of common shares based on the volume weighted average share price over an initial hedge period. Under the terms of the program, Goldman Sachs generally will deliver to PMI an initial number of shares of common stock each week during the initial hedge period and an initial number of shares of common stock three business days following the hedge period. The number of common shares delivered each week and at the end of the hedge period will depend on the purchases made during the hedge period by Goldman Sachs, the trading price of PMI’s common stock and other factors. Depending on these factors, the aggregate size of the program could be reduced. At the termination of the program, PMI may receive additional common shares, depending on the share price of PMI’s common stock during the term of the program. The minimum and maximum number of common shares that PMI will repurchase pursuant to the program as well as the aggregate purchase price will not be known until the conclusion of the hedge period, which is expected to occur during the third quarter of 2006. The program will terminate no later than seven months following the hedge period and may in certain circumstances be accelerated.

PMI has also entered into a bridge loan credit agreement pursuant to which it is contemplated that on August 29, 2006, PMI will borrow $345 million to fund the purchase of the common shares pursuant to the accelerated stock buyback program. Amounts borrowed under the bridge loan credit agreement must be repaid no later than November 22, 2006, subject to prepayment in certain instances. PMI expects to prepay such amounts on November 16, 2006, which is the business day following the purchase contract settlement date with respect to its 5 7/8% Hybrid Income Term Security Units.

About The PMI Group, Inc.

The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, is an international provider of credit enhancement products and services. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance. Through its subsidiaries, The PMI Group, Inc. is one of the world’s largest providers of private mortgage insurance with operations in the United States, Australia, New Zealand, and the European Union, as well as one of the largest providers of mortgage guaranty reinsurance in Hong Kong. For more information: www.pmigroup.com.

Cautionary Statement: Statements in this release that are not historical facts or that relate to future plans, events or performance, including the consummation, amounts, timing and structure of PMI’s share repurchase programs, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements, and there can be no guarantee when or at what price the share repurchases will be executed pursuant to the accelerated stock buyback program. These factors include changes in business and other conditions, including general market conditions. Risks and uncertainties are discussed in PMI’s SEC filings, including its Form 10-Q for the period ended June 30, 2006 and its Form 10-K for the year ended December 31, 2005. PMI undertakes no obligation to update forward-looking statements.

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